Exhibit 10.1

Stock Repurchase Option and Severance Agreement

This Stock Repurchase Option and Severance Agreement (this "Agreement"), entered into as of August 14, 2013, sets forth the terms of the agreement by and between U.S. Rare Earths, Inc. (the "Company") and Daniel McGroarty (McGroarty) regarding McGroarty 's resignation from the Company, the granting by McGroarty to the Company of certain options to repurchase certain shares of Company common stock owned by McGroarty, and the mutual release by the parties hereto of claims and their agreement not to sue.

WHEREAS, McGroarty was employed by and served as the President of the Company from January 1, 2012 until his resignation from the Company, effective July 31, 2013. From December 15, 2010 through June 28, 2013, McGroarty also served as a Director of the Company, and of its predecessor, Colorado Rare Earths, Inc.

WHEREAS, McGroarty currently owns nine hundred thousand (900,000) shares of the Company's common stock (the "Stock"); and

WHEREAS , McGroarty and the Company previously executed a Repurchase Option and Escrow Agreement, a copy of which is attached hereto as Exhibit A (the "Prior Agreement") for the repurchase by the Company of one hundred thousand (100,000) shares of the Stock owned by the McGroarty, for a purchase price of one dollar ($1.00) per share; and

WHEREAS, pursuant to and in accordance with the terms of the Prior Agreement, McGroarty has delivered to the Escrow Agent a certificate representing one hundred thousand (100,000) shares of the aforementioned  Stock; and

WHEREAS, McGroarty and the Company have agreed that the  Company  will consummate the purchase of the aforementioned one hundred thousand (100,000) shares of the Stock pursuant to the terms of the Prior Agreement, with payment to be made by the Company to McGroarty no later than September 30, 2013; and

WHEREAS, McGroarty and the Company have agreed that McGroarty will sell a put option to the Company, for a payment by the Company to McGroarty of $40,000, pursuant to which the Company shall have a right to repurchase an additional eight hundred thousand (800,000) shares of the Stock owned by McGroarty, on the terms and conditions set forth in this Agreement and as provided in more detail in the Second Repurchase Option and Escrow Agreement attached hereto as Exhibit B (the ''Second Option Agreement"); and

WHEREAS, McGroarty and the Company have agreed that the Company shall pay McGroarty $60,000 as settlement of any and all claims by McGroarty for back pay and compensation for services provided.

NOW, THEREFORE, in view of the foregoing and for good and valuable consideration, including but not limited to, the mutual release of claims by the parties hereto, and intending to be legally bound hereby, the Company and McGroarty agree as follows:

1. Stock Repurchase  and Call Option

(a) The Company agrees to repurchase from McGroarty the one hundred thousand (100,000) shares of Stock previously placed in Escrow pursuant to the  Prior Agreement, and to pay McGroarty one hundred thousand dollars ($100,000) for said shares on or before September 30, 2013. The repurchase of and payment for said shares shall be governed by and in accordance with the terms of the Prior Agreement, which is incorporated in the Agreement.

(b) Simultaneously with the execution of this Agreement, the Company and McGroarty shall execute the Second Option Agreement with an expiration date of April  30, 2014, for the repurchase by the Company of eight hundred thousand (800,000) shares of the Stock owned by the McGroarty, for a purchase price of one dollar ($1.00) per share. The repurchase of and payment for said shares shall be governed by and in accordance with the Second Option Agreement.

(c) On the Effective Date of the Agreement, the Company shall pay McGroarty forty thousand dollars ($40,000), as payment for the grant of the Second Repurchase Option. The Company shall make such payment by electronic funds transfer, pursuant to written instructions to be provided by McGroarty.

(d) Upon receipt of both the $40,000 wire transfer described in paragraph l(c) above, and the $60,000 wire transfer described in paragraph 2(a) below, McGroarty shall immediately deliver to the Escrow Agent identified in the Second Option Agreement a certificate or certificates representing eight hundred thousand (800,000) shares of the Stock, to be held in accordance with the terms and conditions of the Second Option Agreement.

(f) Should the Company not exercise its option to repurchase some or all eight hundred thousand (800,000) shares on or before April 30, 2014, said shares shall be promptly returned to McGroarty pursuant to the terms of the Second Option Agreement. The Company agrees to take all necessary steps, except where otherwise prohibited by law, to direct and enable the transfer agent to lift any restrictive legends remaining on said share certificates.

2.  Back-Pay and Compensation

(a) On the Effective Date of the Agreement, the Company  shall  pay McGroarty sixty thousand dollars ($60,000) as settlement of any and all claims by McGroarty for back pay and compensation for services previously provided by McGroarty to the Company. The Company shall make such payment by electronic funds transfer, pursuant to written instructions to be provided by McGroarty.

3.  Covenants.

(a) Confidentiality of this Agreement.  McGroarty will keep this Agreement and its terms strictly confidential and will not disclose this information to any third party (including any past, present, or future employees of the Company) other than McGroarty's accountant, legal representative, and immediate family who also agree to keep this matter strictly confidential except as directed by court order or order of any other regulatory body having the authority to require  such  disclosure.    The  terms  of this  Agreement  may  be  disclosed  in an arbitration to enforce the terms as provided in Paragraph 8. Nothing in this paragraph shall restrict McGroarty's ability to make any disclosures to the Company's escrow agent to effectuate the terms of this Agreement.

(b) Mutual Non-Disparagement. Neither McGroarty nor The Company, or its officers, directors or representatives, will directly or indirectly, make any negative comments or disparaging remarks, in writing, orally, or electronically, about the other party or its products, services or activities, as the case may be, or with regard to any of the other party's officers or directors. Nothing in this paragraph shall be interpreted to restrict the rights and/or obligations of McGroarty, or the officers or agents of The Company to testify truthfully in any forum, enforce the other parties' obligations under this Agreement, and/or to contact, provide information to, and/or cooperate with any government agency or commission.

4. Mutual   Release. The Company and McGroarty hereby mutually release and discharge the other party, it or his heirs and executors, predecessor and successor companies (by merger or otherwise), insurers, subsidiaries, affiliates, and assigns, together with the Company's present and past officers, attorneys, directors, and employees, from any and all suits, causes of action, complaints, obligations, demands, appeals, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, which either The Company or McGroarty ever had, now have, or may have, with regard to the other party, arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement.

5. Claims. The Company and McGroarty both understand and agree that, except to the extent arising from the terms of this Agreement, or as may be provided for under the terms of the governing documents relating to any employee benefit plans in which McGroarty has participated, this release includes, without limitation, any claims either The Company or McGroarty may have that arise out of or are related to the employment relationship between McGroarty and The Company or the termination of that employment relationship, including, but not limited to:

(a) any and all claims for wages and benefits including, without limitation, salary, stock, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses; any and  all claims for wrongful discharge and breach of contract whether express or implied, and any and all claims using any exception to at-will employment, and implied covenants of good faith and fair dealing;

(b) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, and any and all claims for violation of any federal state or local statute, ordinance, judicial precedent or executive order, including, but not limited to, claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C.  §2000e et seg. the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination  in Employment  Act,. as amended, 29 U.S.C §621. the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, state labor laws, federal and state wage payment laws, or any comparable  statute;

(c) any and all claims under any federal state or local law for any damages or benefits, including, but not limited to, unemployment compensation or employee benefits;

(d) any and all claims in tort (including, but not limited, to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy, and negligence);

(e) any and all claims for attorneys' fees and costs; and

(g) any  and  all  other  claims   for  damages,   including   compensatory   and punitive damages.

6. No Admission. This Agreement represents a full complete and binding compromise of claims and shall not be construed as an admission by either the Company or McGroarty of any liability or of any contention or allegation made by any other party.

7. References. In general when responding to requests related to McGroarty's future employment or references for McGroarty, The Company will provide only information regarding McGroarty's  employment  start date, termination  date,  salary, and job  titles. If McGroarty requests additional information related to future employment or references, The Company hereby agrees to  provide  only such truthful  and  accurate  information  mutually acceptable to McGroarty and The Company.  Any such requests should be directed to the Chief Executive Officer of The Company.

8. Governing   Law.  Arbitration:  Jurisdiction   and  Venue.  This  Agreement  shall  be governed by and construed in accordance with the laws of the state of New York, other than the choice of law provisions thereof. Any disputes arising under this Agreement shall be subject to binding arbitration  under  the  rules  of the American  Arbitration  Association  for  employment disputes. Subject to the duty to arbitrate, any action to enforce or construe this Agreement shall be exclusively initiated in any federal or state court of competent jurisdiction in the state of New York, and the parties consent to the personal jurisdiction of these courts. The Parties agree that, should either party be  found  by a court of law, arbitrator, or other  adjudicative  body to  have violated this Agreement,  the breaching  party shall be required  to pay the reasonable attorneys' fees and costs expended by the other party in seeking to enforce this Agreement.

9. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representation, agreements or general releases between the parties, either written or oral. The Company has made no promises to McGroarty, and owes no payments or monies of any kind to McGroarty, except as specified in this Agreement or as may be provided for under the terms of any employee benefit plan in which the Employee participates or has participated. This Agreement may be amended only by written instrument designated as an amendment to this Agreement and executed by the parties hereto.

10. Severability. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the arbitrator or court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by an arbitrator or court and is not modified by an arbitrator or court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

11. Waiver. The failure or delay by either party to enforce performance by the other party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver of that party's right to assert or rely upon any provision of this Agreement or any such right in that or any other instance. Any waiver of any provision hereof shall be limited to the specific circumstances to which it applies and will not be construed as a waiver of any other provision hereof or of the same provision with respect to any other circumstances.

12. Headings. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.

13. Covenant Not to Sue.  Except as described below, McGroarty and the Company agree and covenant not to file any suit, charge, or complaint against the other Party in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of McGroarty's employment and/or other service with The Company, or the   cessation of McGroarty's employment and/or other service with The Company. The parties further represent that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to McGroarty's employment and/or other service with, or separation from, The Company. Nothing in this Agreement shall be construed to prohibit McGroarty from filing a charge with the Equal  Employment Opportunity Commission (''Commission") or other federal, state, or local  agency or participating in any investigation or proceeding conducted by such administrative agencies. However, McGroarty is waiving any claim McGroarty may have to receive monetary damages in connection with any Commission or other agency proceeding concerning matters covered by this Agreement.

14. Counterparts/Facsimile  and  Electronic  Copies. The parties agree to accept  signed faxes or electronic versions in lieu of originals for the purpose of concluding  this  Agreement This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument

15. No Pending Claims. McGroarty expressly represents that McGroarty has not, to date, filed a lawsuit or initiated any administrative proceeding against The Company, and that McGroarty has not, to date, assigned any claim against The Company to any other person or entity.

16. Acknowledgment of Consideration. The Parties acknowledge that, in return for executing this Agreement, the Parties are each receiving consideration to which he and it would not otherwise be entitled.

17. Consultation  with  Attorney and Acceptance  Period.  McGroarty is hereby advised by The Company, and acknowledges that McGroarty has been so advised in writing, to consult independent legal counsel of McGroarty's choice before signing this Agreement.    McGroarty further acknowledges that he has had the opportunity to consult independent legal  counsel of McGroarty's choosing and to consider the terms of this Agreement for a period of twenty-one (21) days. If McGroarty should execute this Agreement, it should be executed and the original executed document returned to the Chief Executive Officer of The Company. McGroarty additionally acknowledges that he has carefully read this Agreement in its entirety, has had an adequate opportunity to consider it and to consult with independent counsel of his choice, and has had answered to his satisfaction all questions McGroarty had regarding the Agreement. McGroarty further acknowledges that he understands all of the: terms of this Agreement its significance, that he knowingly and voluntarily assents to all the terms and conditions contained therein, and that McGroarty is signing the Agreement voluntarily and of his own :free will.

18. Revocation. This Agreement shall not become effective until the eighth (8th) day following McGroarty's signing this Agreement (the "Effective Date") and McGroarty may at any time prior to the Effective Date revoke this Agreement by delivering  to the Chief Executive Officer of The Company a written notice of revocation so that he receives it on or before 5:00 pm on the seventh (7•') day following McGroarty's signing this Agreement. In the event that McGroarty revokes this Agreement prior to the eighth (8th) day after its execution, the Agreement, and the promises contained in it, shall automatically be null and void. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day.

19. Notices. All notices must be in writing. McGroarty's notices to The Company must be addressed to The Company to the attention of the Chief Executive Officer. The Company notices to McGroarty will be mailed or delivered to McGroarty's last home address provided to The Company in writing.

20. Signing Authority. The Company, and the individual signing on its behalf, expressly warrant that the undersigned individual has the right, power, legal capacity, and authority to enter into this Agreement on behalf of The Company and to bind The Company.

21. Signatures. The parties to this Agreement each acknowledge that the terms of this Agreement are contractual that they are acting of their own: free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, that they are voluntarily entering into this Agreement with full knowledge of its respective provisions and effects, and that they have voluntarily caused the execution of this Agreement as of the day and year set forth below.

IN WITNESS WHEREOF, The Company and McGroarty have caused this Agreement to be executed as of the date first set forth above.

U.S. RARE EARTHS, INC.

By:	/s/ Kevin Cassidy
CEO

DANIEL MCGROARTY
/s/ Daniel McGroarty